Exhibit 3.1

CERTIFICATE OF OWNERSHIP

Rusty Frantz and Jeffrey D. Linton certify that:

1.They are the President and Chief Executive Officer, and the Executive Vice President, General Counsel and Secretary, respectively, of Quality Systems, Inc., a California corporation (the “Corporation”).

2.This Corporation owns 100% of the outstanding shares of NextGen Healthcare, Inc., a California corporation.

3.The board of directors of this Corporation duly adopted the following resolutions:

RESOLVED, that this Corporation merge NextGen Healthcare, Inc., its wholly-owned subsidiary corporation, into itself and assume all its obligations pursuant to California Corporations Code section 1110; and

RESOLVED FURTHER, that Article First of the Corporation’s Restated Articles of Incorporation, as amended, shall be amended in its entirety to read as follows:

FIRST:  The name of this corporation is

NEXTGEN HEALTHCARE, INC.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  September 6, 2018

/s/ Rusty Frantz
Rusty Frantz
President and Chief Executive Officer

/s/ Jeffrey D. Linton
Jeffrey D. Linton
Executive Vice President, General Counsel and Secretary

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